PDI CONTACT:	INVESTOR CONTACT:
Lisa Ellen	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
lellen@pdi-inc.com	Mcarey@RxIR.com
www.pdi-inc.com

PDI Appoints Gerald R. Melillo, Jr.
As SVP of Business Development

PARSIPPANY, N.J., Oct. 10, 2011 – PDI, Inc. (Nasdaq: PDII) today announced the appointment of Gerald R. Melillo, Jr. as senior vice president of Business Development, responsible for providing leadership and strategy to help drive PDI’s commercial outsource services and contract sales business. He will report to Nancy Lurker, PDI’s chief executive officer.

Melillo was most recently general manager of the Southeast Operating Unit for Novartis Pharmaceuticals Corporation, where he was accountable for the operating unit’s commercial activities. From 2004 to 2008 at Novartis, he was vice president of the ABGIU Business Franchise, responsible for leading marketing and strategic planning for key in-line brands, multiple brand launches, and key partnerships and joint ventures.

“Gerry brings to PDI a wealth of experience in pharmaceutical industry sales and marketing, proven success in evaluating and closing business transactions, and keen insights into the goals and expectations of our pharmaceutical customers,” said Lurker. “He is ideally equipped to lead our business development activities, and I’m confident that Gerry will play an integral role in PDI’s future growth. We’re delighted to have him aboard.”

Melillo said, “PDI is a premier commercial outsource services provider, and I’m excited about joining at a time when pharmaceutical companies are looking to improve their promotional return on investment, reduce expenses and increase efficiency by integrating internal teams with outsourced sales teams. I look forward to working with Nancy and the rest of PDI to grow our market share in contract sales.”

Prior to Novartis Pharmaceuticals, Melillo spent 15 years at Pharmacia, Inc. and a predecessor company, Upjohn, which merged with Pharmacia in 1997.

Melillo received a BS degree in Chemistry from Eckerd College, St. Petersburg, Fla.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.